Exhibit 3.148
OPERATING AGREEMENT
OF
23 AVIATION, LLC
          AGREEMENT effective as of September 30, 2009, DPS Holdings Inc., the sole member (the “Member”).
Article 1
The Company
     1.1 Formation. The Member shall form a limited liability company (the “Company”) under the provisions of the Delaware Limited Liability Company Act (the “Act”), to be governed by the Act, except as specifically set forth in this Agreement, by filing the Certificate of Formation of the Company as required by the Act. The Member shall file such documents as may be required by law for the operation of the Company in all jurisdictions where the Company does business.
     1.2 Name. The name of the Company shall be 23 Aviation, LLC.
     1.3 Purpose. The purpose of the Company shall be to engage in any lawful act or activity for which a limited liability company may be organized under the Act. The Company shall possess and may exercise all the powers and privileges granted by the Act or by any other law, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business, purposes or activities of the Company.
     1.4 Registered Agent and Registered Office and Other Offices. The registered agent for service of process and the registered office of the Company in the State of Delaware shall be The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801 until otherwise established by an Amendment of the Certificate of Formation filed with the Delaware Secretary of State in the manner provided by law. The Company may have such other office or offices within or without the State of Delaware as the Member may from time to time appoint or the business of the Company may require. The address of the principal place of business of the Company shall be 5301 Legacy Drive, Plano, Texas 75024.
     1.5 Term. The term of the Company shall commence as of the effective date, which is the date of the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, and shall continue until the date on which the Company is terminated pursuant to the provisions of this Agreement.

     1.6 No Termination or Partition. Except as specifically provided in this Agreement, the Member shall not terminate or attempt to terminate this Agreement or voluntarily take any action which would result in such termination, provided, however that the Member may in its sole discretion seek any partition or sale of the assets of the Company.
     1.7 Organizational Matters. Upon formation and from time to time as required, the Member shall execute all such certificates and other documents and make such filings and recordings and perform other acts conforming hereto as shall constitute a compliance with the Act and any other statutes, rules and regulations that affect the Company.
Article 2
Management and Operations
     2.1 Management of the Company
               (a) The Company shall have a Board of Managers (the “Board”) consisting of three (3) members (each a “Manager” of the Company, as such term is defined in Section 18-101 of the Act and collectively, the “Managers”) or such other number as the Board of Managers shall determine. The initial Managers shall be appointed by the Member.
               (b) Subject to the delegation of rights and powers as provided for herein, the Board shall have the sole right to manage the business of the Company and shall have all powers and rights necessary, appropriate or advisable to effectuate and carry out the purposes and business of the Company. No Member, by reason of its status as such, shall have any authority to act for or bind the Company or otherwise take part in the management of the Company, but shall have only the right to vote on or approve the actions specified herein or in the Act (or hereafter specified by the Board) to be voted on or approved or determined by the Members.
               (c) The Company shall have such officers as are provided for in Section 4.1. The Board may appoint, employ, or otherwise contract with such other persons or entities for the transaction of the business of the Company or the performance of services for or on behalf of the Company as it shall determine in its sole discretion. The Board may delegate to any officer of the Company or to any such other person or entity such authority to act on behalf of the Company as the Board may from time to time deem appropriate in its sole discretion (which delegated authority may be set forth in resolutions adopted by the Board or otherwise as determined by the Board). The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Board.
               (d) Except as otherwise provided by the Board, when the taking of any of the following described actions has been authorized by the Board, any officer of the Company, or any other person specifically authorized by the Board, may execute any contract or other agreement or document on behalf of the Company and may execute on behalf of the Company and file with the Secretary of State of the State of Delaware any certificates or filings provided for in the Act

               (e) Vacancies on the Board from whatever cause shall be filled by the remaining Managers, or, if there be none, by the Members. Managers shall serve for a term of one (1) year and thereafter until their respective successors are duly elected by the Members or until their earlier death, retirement, incapacity or removal. Managers can be removed with or without cause by a vote of the Members.
               (f) Whenever any action is to be taken by a vote of the Board, it shall be authorized upon receiving the affirmative vote of a majority of all the Managers present and voting at a duly constituted meeting of the Board at which a quorum is present. Each Manager present at a duly constituted meeting of the Board at which a quorum is present shall be entitled to cast one vote. A majority of the Managers present and voting will constitute a quorum for purposes of a meeting of the Board, unless otherwise specifically provided herein.
          2.2 Action by Written Consent. Unless prohibited by applicable law, rules and regulations, any action required or permitted to be taken at a meeting of the Board may be taken without a meeting and without notice if a written consent setting forth the action so taken is signed by all the Managers, and is filed with the minutes of the Company. Any consent shall have the same force and effect as a vote of the Managers at a meeting duly called and held at which a quorum was present.
Article 3
The Member
          3.1 Outside Interests. The Member may engage, invest and participate in, and otherwise enter into, other business ventures of any kind, nature and description individually and with others, whether or not any such business venture competes with the business of the Company, and the Company shall not have any right in or to any such activities or the income or profits derived therefrom.
Article 4
Officers
          4.1 The Member may, but shall have no obligation to, elect one or more of the following officers (the “Officers”) to supervise operations of the Company on a day-to-day basis: a president, one or more vice presidents, a secretary, a treasurer and such other officers as the Member may determine. The Member shall determine the powers, duties and salaries of such Officers and the other relevant terms and conditions regarding such offices. The Officers shall have full authority as delegated by the Member to execute documents on behalf of the Company.

Article 5
Capital
          5.1 Initial Capital Contributions.
          (a) Simultaneously with the execution and delivery of this Agreement, the Member is contributing to the capital of the Company $1,000.
          (b) The percentage interest in the Company (the “Percentage Interest”) held by the Member is 100%.
          5.2 Additional Capital Contributions. The Member shall have the right, but not the obligation, to make additional capital contributions in such amounts as the Company may from time to time request, upon authorization of the Member as provided in Section 2.1.
Article 6
Allocation of Profits and Losses; Distributions
          6.1 Allocations. Profits/Losses. For financial accounting and tax purposes, the Company’s net profits or net losses shall be determined on an annual basis and shall be allocated to the Member in proportion to the Member’s relative capital interest in the Company, subject to the requirements of the Act.
          6.2 Distributions. Except as otherwise provided in Article 10 hereof, all distributions of cash or other property from the Company to the Member shall be made to Member in such amounts as the Member deems appropriate, and subject to any reserve which the Member in its discretion may retain. Interests at such time or times, and in such amounts, as the Member deems appropriate, shall also be distributed to the Member.
Article 7
Books and Records; Tax Matters
          7.1 Records and Books of Account. The Member shall keep the records required to be kept pursuant to the Act, and any other books and records with respect to the Company as the Member in its sole discretion shall deem necessary or desirable. The fiscal year of the Company shall be a calendar year ending on December 31 in each year. The books and records shall at all times be maintained at the principal office of the Company and shall be open to the reasonable inspection and examination of the Member pursuant to Section 18-305 of the Act.

Article 8
Transfers of Interests
          8.1 Transfer of Interests. The Member may sell, transfer, assign, exchange, mortgage, pledge, grant a security interest in, or otherwise dispose of or encumber all or any part of its membership or economic interest in the Company (including, without limitation, the right to receive distributions and allocations of net profit and net loss) in its sole discretion.
          8.2 Substitute Members. In the event of any transfer of all or any part of an interest in the Company in accordance with Section 8.1, the transferee shall be deemed, and shall be admitted as, a substitute Member upon the transferee’s execution and delivery to the Company of a counterpart of this Agreement, evidencing the transferee’s agreement to be bound by all of the terms and conditions of this Agreement. Any such transferee may be admitted to the Company as a Member and may receive an interest in the Company without making a contribution or being obligated to make a contribution to the Company.
Article 9
Voluntary Withdrawal of Members
          9.1 Voluntary Withdrawal. The Member may voluntarily withdraw from the Company.
          9.2 Effect of Voluntary Withdrawal.
               (a) If the Member voluntarily withdraws from the Company, the Company shall continue and shall not, by reason of the voluntary withdrawal, dissolve, provided that the Member appoints a replacement member within ten (10) days of the Member’s withdrawal.
               (b) If the Member voluntarily withdraws, the Member shall not have the right to receive any distribution at the time of such withdrawal (including, without limitation, the fair value of the Member’s interest), other than any distribution to which the Member is otherwise entitled, as of the date of withdrawal, to receive under Section 6.1.
Article 10
Dissolution
          10.1 Events of Dissolution. The Company shall be dissolved upon the earliest to occur of the following:
               (a) the written consent of the Member; and
               (b) the bankruptcy, insolvency, withdrawal or dissolution of the Member or the occurrence of any other event that terminates the continued membership of the Member.

     If any event described in this paragraph occurs with respect to the Member and the Company is continued in accordance with this paragraph, the legal representative of the Member shall not become a substitute Member but shall have the right to receive the distributions and allocations of net profits and net loss that the Member would have been entitled to receive had such event not occurred.
          10.2 Application of Proceeds. Upon dissolution of the Company, the Member shall wind up the business of the Company and the assets of the Company shall be liquidated, and the cash proceeds applied first to the satisfaction of creditors and then the Member in accordance with its Percentage Interest.
Article 11
Notices
          11.1 Notices. All notices, requests, demands and other communications hereunder must be in writing and shall be deemed to have been duly given (i) on receipt if delivered by hand against written receipt or if delivered by facsimile; (ii) the day after delivery by a nationally recognized overnight courier service; or (iii) four days after mailing by first-class, registered or certified mail, return receipt requested, postage and registered or certified mail fees prepaid, and addressed to the Company and the Member at the Company’s principal office or to such other address as the Member may designate in writing.
Article 12
Limitation on Liability and Indemnification
          12.1 Limitation on Liability. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member, Manager or officer of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Manager and/or officer.
          12.2 Standard of Care; Indemnification of Directors, Officers, Employees and Agents.
               (a) No Manager or officer of the Company shall have any personal liability whatsoever to the Company or any Member on account of such Manager’s or officer’s status as a Manager or officer or by reason of such Manager’s or officer’s acts or omissions in connection with the conduct of the business of the Company; provided, however, that nothing contained herein shall protect any Manager or officer against any liability to the Company or the Members to which such Manager or officer would otherwise be subject by reason of (i) any act or omission of such Manager or officer that involves actual fraud or willful misconduct or (ii) any transaction from which such Manager or officer derived improper personal benefit.

               (b) The Company shall indemnify and hold harmless each Manager and officer and the affiliates of any Manager or officer (each an “Indemnified Person”) against any and all losses, claims, damages, expenses and liabilities (including, but not limited to, any investigation, legal and other reasonable expenses incurred in connection with, and any amounts paid in settlement of, any action, suit, proceeding or claim) of any kind or nature whatsoever that such Indemnified Person may at any time become subject to or liable for by reason of the formation, operation or termination of the Company, or the Indemnified Person’s acting as a Manager or officer of the Company, or the authorized actions of such Indemnified Person in connection with the conduct of the affairs of the Company (including, without limitation, indemnification against negligence, gross negligence or breach of duty); provided, however, that no Indemnified Person shall be entitled to indemnification if and to the extent that the liability otherwise to be indemnified for results from (i) any act or omission of such Indemnified Person that involves actual fraud or willful misconduct or (ii) any transaction from which such Indemnified Person derived improper personal benefit. The indemnities hereunder shall survive termination of the Company. Each Indemnified Person shall have a claim against the property and assets of the Company for payment of any indemnity amounts from time to time due hereunder, which amounts shall be paid or properly reserved for prior to the making of distributions by the Company to Members. Costs and expenses that are subject to indemnification hereunder shall, at the request of any Indemnified Person, be advanced by the Company to or on behalf of such Indemnified Person prior to final resolution of a matter, so long as such Indemnified Person shall have provided the Company with a written undertaking to reimburse the Company for all amounts so advanced if it is ultimately determined that the Indemnified Person is not entitled to indemnification hereunder.
               (c) The contract rights to indemnification and to the advancement of expenses conferred in this Section 12.2 shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, agreement, action of the Managers or otherwise.
               (d) The Company may maintain insurance, at its expense, to protect itself and any Manager, officer, employee or agent of the Company or another limited liability company, corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the Act.
               (e) The Company may, to the extent authorized from time to time by the Board of Managers, grant rights to indemnification and to advancement of expenses to any employee or agent of the Company to the fullest extent of the provisions of this Section 12.2 with respect to the indemnification and advancement of expenses of Managers and officers of the Company.

               (f) Notwithstanding the foregoing provisions of this Section 12.2, the Company shall indemnify an Indemnified Person in connection with a proceeding (or part thereof) initiated by such Indemnified Person only if such proceeding (or part thereof) was authorized by the Board of Managers of the Company; provided, however, that an Indemnified Person shall be entitled to reimbursement of his or her reasonable counsel fees with respect to a proceeding (or part thereof) initiated by such Indemnified Person to enforce his or her right to indemnity or advancement of expenses under the provisions of this Section 12.2 to the extent the Indemnified Person is successful on the merits in such proceeding (or part thereof).
Article 13
Miscellaneous
          13.1 Nature of Company Interests. The Member represents and warrants to the Company that the Member is acquiring its interest in the Company for its own account as an investment and without an intent to distribute publicly the interest. The Member acknowledges that its interest in the Company has not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be resold or transferred by the Member without appropriate registration or the availability of an exemption from such requirements.
          13.2 Governing Law. This Agreement, and all matters relating to the Member and the Company, shall be governed and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.
          13.3 Entire Agreement and Amendments. This Agreement represents the entire agreement between the parties with respect to the subject matter of this Agreement, and may not be changed, modified or terminated except by an instrument in writing signed by the Member.
          13.4 Headings; Pronouns. The headings in this Agreement are for convenience only and shall not affect the meaning, construction or effect of this Agreement. The use of the masculine gender shall be deemed to refer to the feminine or neuter gender and the use of the singular shall be deemed to refer to the plural, and vice versa, whenever the context so requires.
          13.5 Further Assurances. The Member shall sign such further and other papers, and perform and cause to be performed such further and other acts and things as may be necessary or desirable in order to give full effect to this Agreement.
          13.6 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is held invalid or unenforceable for any reason whatsoever, the remainder of this Agreement shall not be affected thereby and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

          13.7 No Waiver. No failure by the Member to insist upon the strict performance of any provision of this Agreement or to exercise any right or remedy upon a breach thereof shall constitute a waiver of any such breach or of any other covenant, agreement, term or condition.
          13.8 Binding Effect. Subject to the restrictions on transfer or assignment contained in this Agreement or existing under applicable law, this Agreement shall inure to the benefit of and be binding upon the Member and their respective successors and permitted assigns.
          13.9 Counterparts. This Agreement may be signed in counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument.
[Signature page follows]

          IN WITNESS WHEREOF, the Member has executed this Agreement effective as of the date first above written.

DPS HOLDINGS INC.
By	/s/ James L. Baldwin
	Name:	James L. Baldwin
	Title:	Executive Vice President & Secretary